Filed Pursuant to Rule 433

Registration No. 333-166438

April 14, 2011 Relating to Preliminary Prospectus dated March 28, 2011

On April 14, 2011, the issuer, Ellie Mae, Inc., filed Amendment No. 7 to its Registration Statement on Form S-1 to update certain disclosures that had been provided in its Preliminary Prospectus dated March 28, 2011, including that Ellie Mae, Inc. currently estimates that the initial public offering price per share will be $6.00 and the net proceeds to it from the sale of the shares of common stock offered by it will be approximately $21.4 million and that it intends to list its common stock on NYSE Amex under the symbol “ELLI.”

To review a filed copy of the current registration statement, click on the following link:

http://www.sec.gov/Archives/edgar/data/1122388/000119312511097051/ds1a.htm

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or the SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-888-603-5847.